As filed with the Securities and Exchange Commission on May 16, 2008	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEAPACK-GLADSTONE FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-3537895
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

158 Route 206 North
Gladstone, New Jersey 07934
(Address, including Zip Code, of Principal Executive Offices)

PEAPACK-GLADSTONE BANK
EMPLOYEES SAVINGS AND INVESTMENT PLAN
(Full Title of the Plan)

Frank A. Kissel, Chairman and Chief Executive Officer
Peapack-Gladstone Financial Corporation
158 Route 206 North
Gladstone, New Jersey 07934
(908) 234-0700
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)
_______
With a Copy to:
Ronald H. Janis, Esq.
Day Pitney LLP
7 Times Square
New York, New York 10036
(212) 297-5800

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	40,000 shares	$29.25	$1,170,000	$45.98

(1) Estimated solely for the purpose of calculating the registration fee based upon the Registrant’s current estimate of shares of Common Stock issuable pursuant to the Peapack Gladstone Bank Employees Savings and Investment Plan (the “Plan”).  This Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued pursuant to anti-dilution provisions contained in the Plan.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) Estimated solely for purpose of calculating the registration fee.  Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h)(1) based upon the last sale price of the Common Stock on the American Stock Exchange on May 14, 2008, as reported in The Wall Street Journal.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference

The following documents filed by Peapack-Gladstone Financial Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2007.

3.
The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and all subsequent amendments and reports that are filed updating that description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Any statement contained in a document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel

Not applicable.

ITEM 6.	Indemnification of Directors and Officers

(a)           Limitation of Liability of Directors and Officers.  Article VI of the Company’s Certificate of Incorporation includes limitations on the liability of officers and directors to the corporation and its shareholders to the fullest extent permitted by New Jersey law.  Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an action or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit.

(b)           Indemnification of Directors, Officers, Employees and Agents.  Under Article VI of its Certificate of Incorporation, the Company must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders.  No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

(c)           Insurance.  The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7.	Exemption from Registration Claimed

Not applicable.

ITEM 8.	Exhibits

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of KPMG LLP

24	Power of Attorney for Directors and Executive Officers (included on the signature page of this Registration Statement)

In accordance with Item 8(a) of Form S-8, no opinion of counsel as to the legality of the shares of Common Stock being registered is filed with this Registration Statement as no original issuance securities will be issued in connection with the Peapack Gladstone Bank Employees Savings and Investment Plan (the “Plan”).  The Company will file a post-effective amendment with an opinion of counsel regarding the legality of the shares of Common Stock that may be issued to the Plan by the Company in the event the Company elects to issue shares of its Common Stock to the Plan in the future.

ITEM 9.	Undertakings

1.	The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Gladstone, State of New Jersey, on May 15, 2008.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

By:	/s/ Frank A. Kissel
Frank A. Kissel
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank A. Kissel and Arthur F. Birmingham, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Frank A. Kissel Frank A. Kissel	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2008
/s/ Arthur F. Birmingham Arthur F. Birmingham	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 15, 2008
Anthony J. Consi, II	Director	May 15, 2008

Signature	Title	Date
/s/ Pamela Hill Pamela Hill	Director	May 15, 2008
/s/ John D. Kissel John D. Kissel	Director	May 15, 2008
/s/ James R. Lamb James R. Lamb	Director	May 15, 2008
/s/ Edward A. Merton Edward A. Merton	Director	May 15, 2008
/s/ F. Duffield Meyercord F. Duffield Meyercord	Director	May 15, 2008
/s/ John R. Mulcahy John R. Mulcahy	Director	May 15, 2008
/s/ Robert M. Rogers Robert M. Rogers	President, Chief Operating Officer and Director	May 15, 2008
/s/ Philip W. Smith, III Philip W. Smith, III	Director	May 15, 2008
/s/ Craig C. Spengeman Craig C. Spengeman	Director, President of PGB Trust and Investments	May 15, 2008

Pursuant to the requirements of the Securities Act of 1933, the plan administrators have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Gladstone, State of New Jersey, on May 15, 2008.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SAVINGS AND INVESTMENT PLAN

By:	/s/ Craig C. Spengeman
Craig C. Spengeman
Plan Administrator

INDEX TO EXHIBITS

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of KPMG LLP

24	Power of Attorney for Directors and Executive Officers (included on the signature page of this Registration Statement)